Exhibit 99.1
Annie’s Reports Fourth Quarter and Fiscal 2014 Financial Results
Berkeley, California, May 29, 2014 -- Annie’s, Inc. (NYSE: BNNY), a leading natural and organic food company, today announced financial results for the fourth quarter and fiscal year ended March 31, 2014.
Highlights:

•	Net sales were $60.1 million in the fourth quarter and $204.1 million for the fiscal year; adjusted net sales[1] grew 16% and 19% for the fourth quarter and fiscal year, respectively

•	Consumption grew an estimated 20% in the fourth quarter, despite the later Easter holiday, and grew approximately 21% for the fiscal year[2]

•	Diluted EPS was $0.29 in the fourth quarter and $0.88 for the fiscal year; adjusted diluted EPS[1] was $0.29 for the quarter and $0.86 for the fiscal year

•	Management provides fiscal 2015 guidance, including adjusted net sales growth of 18% to 20% and adjusted diluted EPS in the range of $0.88 to $0.95

“Annie’s delivered another quarter of strong sales growth driven by both base business increases and successful innovation,” commented John Foraker, CEO of Annie’s. “The Annie’s brand is performing exceptionally well in the marketplace, as we continue to benefit from strong consumption trends and growing retailer demand for natural and organic products.

“Despite our strong top-line growth, we were disappointed that our bottom line results fell short of expectations, primarily due to higher-than-expected input costs, in particular organic wheat. We have improved our forward cost coverage of organic wheat, and are broadly building capabilities across our supply chain to keep pace with our growth. We are also taking the necessary steps to improve both our execution and the predictability of our financial results,” continued Foraker.

“As we enter fiscal 2015, our brand has never been stronger. Our consumers love what we stand for, knowing that in buying Annie’s, they are bringing home high-quality food from a brand they trust. We are a power brand for retailers, driving growth, profit, and share in the categories in which we chose to compete. Our consumption trends are running in the +20% range, driven by increased household penetration and strong unit volume growth, placing our brand in the top-tier of our industry. Importantly, Annie’s has a long growth runway, with opportunities to expand distribution of our mainline products and travel to many new categories through our rich innovation pipeline.”

“Although we anticipate some headwinds, including an inventory reduction by our largest customer, continued commodity inflation, and higher compensation expense as we build out our capabilities, we expect our bottom-line results to show significant improvement as the year progresses.”

“Our financial position remains strong. We generated strong operating cash flow in the fourth quarter, resulting in $17 million in cash and no debt on the balance sheet at fiscal year-end. We expect to produce strong cash flow in fiscal 2015, while continuing to invest in future growth,” concluded Foraker.

1 Adjusted net sales, adjusted gross margin, adjusted selling, general and administrative expenses, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are non-GAAP financial measures and must be read in conjunction with the important information about these measures and the full reconciliation to the most comparable GAAP measures set forth below.
2Source: Syndicated and proprietary retail sales data for most applicable 12-week period.

Fourth Quarter and Full-Year Results
For the fourth quarter, Annie’s reported net sales of $60.1 million. Excluding the benefit to net sales from the pizza recall, primarily related to insurance recoveries, adjusted net sales increased 15.9% to $59.8 million. Net sales growth in the fourth quarter was led by snacks, which grew 26% as a result of strength in fruit snacks, cookies, and crackers. Adjusted net sales of meals grew 11%, impacted by the timing of Easter shipments year-over-year. For the fiscal year, net sales were $204.1 million, and adjusted net sales were $203.0 million, an increase of 19.0%.

In finalizing the fiscal 2014 results, the Company determined that its historical methodology for estimating certain trade allowances did not include all related trade promotion costs. Specifically, it did not consider trade promotion activities conducted by its customers after quarter end related to sales that occurred prior to that quarter end. As a result, the Company chose to revise its methodology used to estimate trade expenses, which resulted in $0.6 million and $0.4 million of higher trade expenses in the fourth quarter and fiscal year, respectively, reflected as a reduction in net sales. However, the financial impact of this change is not considered to be material to any prior or annual financial statements under accounting guidelines. The Company will revise its previously issued financial statements included in its Form 10-K.

Gross margin for the quarter was 35.0%, while adjusted gross margin declined 410 basis points to 34.6%. Gross margin performance was impacted by higher supply chain costs related to: 1) significant commodity inflation, especially organic wheat; 2) increased inventory obsolescence due in part to the impact of new products; and 3) mix changes. In addition to higher cost of goods sold, trade spending increased as a percentage of sales as a result of successful efforts to drive continued distribution and market share growth in a more competitive retail environment. For the fiscal year, gross margin was 37.1% and adjusted gross margin declined 290 basis points to 36.4%.

Selling, general and administrative expenses (“SG&A”) for the quarter were 20.2% of net sales, while adjusted SG&A improved by 380 basis points to 20.1% of adjusted net sales. SG&A expenses benefited from reduced incentive compensation expenses and general expense control. For the fiscal year, SG&A was 24.3% of net sales, and adjusted SG&A improved 180 basis points to 24.0% of adjusted net sales.

Adjusted EBITDA for the quarter increased 6.9% to $8.9 million. For the fiscal year, adjusted EBITDA grew 7.9% to $27.3 million.

Net income for the quarter was $5.1 million, or $0.29 per diluted share, compared to $3.9 million, or $0.22 per diluted share, in the fourth quarter of fiscal 2013. Adjusted net income was $5.1 million, or $0.29 per diluted share, compared to adjusted net income of $4.7 million, or $0.27 per diluted share, in the fourth quarter of fiscal 2013.

Net income for the fiscal year was $15.3 million, or $0.88 per diluted share, compared to $11.3 million, or $0.64 per diluted share, in fiscal 2013. Adjusted income was $14.9 million, or $0.86 per diluted share, compared to adjusted net income of $13.9 million, or $0.78 per diluted share, in fiscal 2013.

Fiscal 2015 Outlook
The Company expects to achieve adjusted net sales growth of 18% to 20%, including 14% to 16% growth in sales of Annie’s branded products and four percentage points of net sales growth from contract manufacturing revenue related to the Company’s recent acquisition of the Joplin plant. The Company’s net sales outlook assumes a 3% to 4% impact on net sales from expected inventory reductions by its largest customer.

Adjusted EBITDA is expected to be in the range of $29.5 to $31.5 million, and adjusted diluted EPS of is expected to be in the range of $0.88 to $0.95.

While adjusted gross margin is expected to be comparable to fiscal 2014, despite the dilutive impact of non-core contract manufacturing revenue, the Company expects SG&A expense to increase as a percentage of net sales, reflecting planned investments in people to support future growth, higher stock-based compensation costs and normalization of incentive compensation expense.

The Company expects first quarter results to be significantly impacted by a renewed inventory reduction focus by its largest customer, year-over-year commodity inflation and the phasing of investment spending to support new product introductions and base business growth. These factors are expected to result in an operating loss for the first quarter, the Company’s seasonally smallest quarter.

The Company expects second half margins to show solid improvement on a year-over-year basis, reflecting the benefit of stronger net sales growth, planned pricing actions and cost savings associated with manufacturing efficiency projects.

The Company continues to expect the Joplin plant acquisition to be neutral to adjusted EPS in fiscal 2015.

Conference Call Information for Today, May 29, 2014
Annie’s will host a conference call and live webcast today, May 29, 2014 at 2:00 p.m. PT (5:00 p.m. ET). The conference call can be accessed by dialing 1-877-941-6009, or 1-480-629-9819 (outside the U.S. and Canada). A live webcast will be available on the Investor Relations section of Annie's corporate website at www.annies.com and via replay beginning approximately two hours after the completion of the call for 90 days. An audio replay of the call will also be available to all interested parties beginning at approximately 5:00 p.m. Pacific Time on Thursday, May 29, 2014 until 11:59 p.m. Pacific Time on Thursday, June 12, 2014, by dialing 1-800-406-7325 or 1-303-590-3030 (outside the U.S. and Canada) and entering pass code 4685399#.

About Annie’s
Annie’s, Inc. (NYSE: BNNY) is a natural and organic food company that offers great-tasting products in large packaged food categories. Annie’s products are made without artificial flavors, synthetic colors, and preservatives regularly used in many conventional packaged foods. Additionally, Annie’s sources ingredients so as to avoid synthetic growth hormones and genetically modified food ingredients. Today, Annie’s offers over 145 products and is present in over 35,000 retail locations in the United States and Canada. Founded in 1989, Annie’s is committed to operating in a socially responsible and environmentally sustainable manner. For more information, visit www.annies.com.
Forward-Looking Statements
Certain statements in this press release and the accompanying conference call that are not historical facts, including any statements about the Company’s targets, beliefs, plans, opportunities or expectations, such as its expectations for fiscal 2015 growth prospects, costs and competition, are “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases.
The forward-looking statements contained in this press release and the accompanying conference call are based on management’s current expectations, plans, known information, estimates and projections, and are subject to uncertainty, changes in circumstances and significant risks. We cannot assure you that future developments affecting us will be those that we have anticipated.
Actual results may differ materially from the forward-looking statements contained in this press release and the accompanying conference call due to changes in economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those disclosed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for fiscal 2014 to be filed with the SEC, including risks relating to implementing our growth strategy; maintaining our brand and reputation; product liability claims; competition; new product introductions; reduced availability of, and competition for, organic ingredients and other inputs; supply chain and inventory management; our internal controls; our reliance on a limited number of distributors, retailers and contract manufacturers of our products; our acquisition of the Joplin plant and expansion of our business model to include manufacturing; changes in consumer preferences; regulatory compliance; and seasonality. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release or the accompanying conference call speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.
Non-GAAP Financial Measures
Adjusted net sales, adjusted gross margin, adjusted selling, general and administrative expenses, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: (1) adjusted net sales represents net sales adjusted for impact on net sales due to frozen pizza recall and related insurance recoveries; (2) adjusted gross margin represents gross margin adjusted for impact on gross margin due to frozen pizza recall and related insurance recoveries; (3) adjusted selling, general and administrative expenses reflect selling, general and administrative expenses adjusted for impact on selling general and administrative expenses due to frozen pizza recall and related insurance recoveries, secondary offering costs, and costs associated with the Joplin plant acquisition; (4) EBITDA represents net income plus interest expense, provision for income taxes, and depreciation and amortization; (5) adjusted EBITDA represents EBITDA adjusted for impact on net sales, cost of sales, and selling, general and administrative expenses due to frozen pizza recall and related insurance recoveries; costs associated with the Joplin plant acquisition; secondary offering costs; stock-based compensation; and the change in fair value of convertible preferred stock warrant liability; (6) adjusted net income represents net income adjusted for impact on net sales, cost of sales, selling, general and administrative expenses and provision for income taxes due to frozen pizza recall and related insurance recoveries; costs associated with Joplin plant acquisition, secondary offering costs, the change in fair value of convertible preferred stock warrant liability and the provision for income taxes on these; and (7) adjusted diluted EPS represents adjusted net income divided by weighted average diluted shares of common stock.
We present adjusted net sales, adjusted gross margin, adjusted selling, general and administrative expenses, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS because we believe these measures provide additional metrics to evaluate our operations and, when considered with both our GAAP results and the related reconciliation to the most directly comparable GAAP measure, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net sales, adjusted gross margin, adjusted selling, general and administrative expenses, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS together with financial measures prepared in accordance with GAAP to assess our operating performance, to provide meaningful comparisons of operating performance across periods, to enhance our understanding of our core operating performance and to compare our performance to that of our peers and competitors. We believe that these non-GAAP financial measures are also useful to investors in assessing the operating performance of our business without the effect of the items described above. Adjusted net sales, adjusted gross margin, adjusted selling, general and administrative expenses, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are subject to inherent limitation as they reflect the exercise of judgment by management in determining how they are formulated. Further, our computation of these non-GAAP measures is likely to differ from methods used by other companies in computing similarly titled or defined terms, limiting the usefulness of these measures. These non-GAAP measures should not be considered in isolation or as alternatives to GAAP measures and do not purport to be alternatives to either net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Annie's, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2014	2013	2014	2013

Net sales	$60,057	$52,092	$204,104	$169,472
Cost of sales	39,037	32,027	128,475	104,566

Gross profit	21,020	20,065	75,629	64,906
Operating expenses:
Selling, general and administrative expenses	12,149	13,024	49,509	45,461

Total operating expenses	12,149	13,024	49,509	45,461

Income from operations	8,871	7,041	26,120	19,445
Interest expense	(80)	(48)	(335)	(168)
Other income (expense), net	(47)	(29)	41	87

Income before provision for income taxes	8,744	6,964	25,826	19,364
Provision for income taxes	3,616	3,099	10,537	8,112

Net income	$5,128	$3,865	$15,289	$11,252

Earnings per share —Basic	$0.30	$0.22	$0.90	$0.66
—Diluted	$0.29	$0.22	$0.88	$0.64

Weighted average shares of common stock outstanding used in computing earnings per share —Basic	17,005,472	17,262,253	16,926,827	17,129,334
—Diluted	17,425,573	17,724,131	17,412,548	17,707,839

Non-GAAP results:
Adjusted net income	$5,077	$4,704	$14,906	$13,868

Adjusted diluted earnings per share	$0.29	$0.27	$0.86	$0.78

Adjusted EBITDA	$8,910	$8,337	$27,251	$25,260

Annie's, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands)

	March 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash	$17,308	$4,930
Accounts receivable	18,324	18,756
Inventory	18,489	15,147
Deferred tax assets	3,312	3,140
Income tax receivable	—	588
Prepaid expenses and other current assets	4,277	5,050

Total current assets	61,710	47,611
Restricted cash	300	—
Property and equipment, net	6,620	6,138
Goodwill	30,809	30,809
Intangible assets, net	1,055	1,116
Deferred tax assets, long-term	3,039	3,704
Other non-current assets	108	157

Total assets	$103,641	$89,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,144	$4,342
Accrued liabilities	10,680	12,191

Total current liabilities	17,824	16,533
Credit facility	—	7,007
Other non-current liabilities	905	913

Total liabilities	18,729	24,453

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Common stock	17	17
Additional paid-in capital	97,731	93,190
Accumulated deficit	(12,836)	(28,125)

Total stockholders’ equity	84,912	65,082

Total liabilities and stockholders’ equity	$103,641	$89,535

Annie's, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Fiscal Year Ended March 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$15,289	$11,252	$10,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,466	1,065	845
Stock-based compensation	465	1,064	506
Excess tax benefit from stock-based compensation	(2,118)	(8,113)	(150)
Accretion of imputed interest on purchase of intangible asset	142	143	—
Change in fair value of convertible preferred stock warrant liability	—	13	1,208
Loss on disposal of property and equipment	61	46	—
Deferred taxes	493	177	562
Changes in operating assets and liabilities:
Accounts receivable	432	(7,580)	(3,114)
Inventory	(3,342)	(4,945)	(549)
Income tax receivable	588	3,853	(164)
Prepaid expenses, other current and non-current assets	775	1,496	109
Accounts payable	2,801	3,356	(9,499)
Related-party payable	—	(1,305)	1,299
Accrued expenses and other non-current liabilities	194	8,194	27
Net cash provided by operating activities	17,246	8,716	1,291
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,637)	(2,766)	(3,538)
Restricted cash	(300)	—	—
Net cash used in investing activities	(1,937)	(2,766)	(3,538)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	8,432	23,737	72,389
Payments to credit facility	(15,439)	(29,526)	(59,593)
Proceeds from common shares issued in initial public offering, net of issuance costs	—	11,146	—
Payment for intangible asset acquired by financing transaction	—	—	—
Dividends paid	—	—	(13,550)
Payments of initial public offering costs	—	—	(3,368)
Repurchase of common stock	—	(19,125)	—
Net repurchase of stock options	—	—	(602)
Excess tax benefit from stock-based compensation	2,118	8,113	150
Proceeds from exercises of stock options	1,958	4,073	50
Net cash used in financing activities	(2,931)	(1,582)	(4,524)
NET INCREASE (DECREASE) IN CASH	12,378	4,368	(6,771)
CASH—Beginning of year	4,930	562	7,333
CASH—End of year	$17,308	$4,930	$562

Annie's, Inc.
Reconciliation of Adjusted Net Sales to Net Sales; Adjusted Selling, General and Administrative Expenses to Selling, General and Administrative Expenses
Adjusted Net Income to Net Income; and Adjusted Diluted EPS to Diluted EPS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31, 2014					Three Months Ended March 31, 2013
	As Reported	Voluntary Product Recall	Other Adjustments		As Adjusted	As Reported	Voluntary Product Recall	Other Adjustments		As Adjusted

Net sales	$60,057	$(216)	$—		$59,841	$52,092	$(474)	$—		$51,618
Cost of sales	39,037	75	—		39,112	32,027	(390)	—		31,637

Gross profit	21,020	(291)	—		20,729	20,065	(84)	—		19,981
Operating expenses:
Selling, general and administrative expenses	12,149	(6)	(135)	(1)	12,008	13,024	(171)	(535)	(2)	12,318

Income before provision for income taxes	8,744	(285)	135		8,594	6,964	87	535		7,586
Provision for income taxes	3,616	(116)	17	(3)	3,517	3,099	38	(255)	(4)	2,882

Net income	$5,128	$(169)	$118		$5,077	$3,865	$49	$790		$4,704

Earnings per share —Diluted	$0.29	$(0.01)	$0.01		$0.29	$0.22	$—	$0.05		$0.27

Weighted average shares of common stock outstanding used in computing earnings per share —Diluted	17,425,573				17,425,573	17,724,131				17,724,131
________________________
(1) Represents costs associated with the acquisition of the Joplin Plant during the three months ended March 31, 2014.
(2) Represents secondary offering costs during the three months ended March 31, 2013.
(3) Represents impact on provision for income taxes related to our acquisition of the Joplin Plant.
(4) Represents impact on provision for income taxes related to secondary offering costs.

Annie's, Inc.
Reconciliation of Adjusted Net Sales to Net Sales; Adjusted Selling, General and Administrative Expenses to Selling, General and Administrative Expenses
Adjusted Net Income to Net Income; and Adjusted Diluted EPS to Diluted EPS

(unaudited)
(in thousands, except share and per share amounts)

	Fiscal Year Ended March 31, 2014					Fiscal Year Ended March 31, 2013
	As Reported	Voluntary Product Recall	Other Adjustments		As Adjusted	As Reported	Voluntary Product Recall	Other Adjustments		As Adjusted

Net sales	$204,104	$(1,071)	$—		$203,033	$169,472	$1,096	$—		$170,568
Cost of sales	128,475	628	—		129,103	104,566	(1,080)	—		103,486

Gross profit	75,629	(1,699)	—		73,930	64,906	2,176	—		67,082
Operating expenses:
Selling, general and administrative expenses	49,509	(24)	(834)	(1)	48,651	45,461	(171)	(1,239)	(2)	44,051

Other income (expense), net	41	—	—		41	87	—	13	(3)	100

Income before provision for income taxes	25,826	(1,675)	834		24,985	19,364	2,347	1,252		22,963
Provision for income taxes	10,537	(683)	225	(4)	10,079	8,112	983	—		9,095

Net income	$15,289	$(992)	$609		$14,906	$11,252	$1,364	$1,252		$13,868

Earnings per share —Diluted	$0.88	$(0.06)	$0.04		$0.86	$0.64	$0.08	$0.06		$0.78

Weighted average shares of common stock outstanding used in computing earnings per share —Diluted	17,412,548				17,412,548	17,707,839				17,707,839
________________________
(1) Includes $546 for costs associated with the acquisition of the Joplin Plant and $288 for secondary offering costs during the fiscal year ended March 31, 2014.
(2) Represents secondary offering costs during the fiscal year ended March 31, 2013.
(3) Represents change in fair value of convertible preferred stock warrant liability during the fiscal year ended March 31, 2013.
(4) Represents impact on provision for income taxes related to our acquisition of the Joplin Plant and secondary offering costs.

Annie's, Inc.
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited)
(in thousands)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2014	2013	2014	2013

Net income	$5,128	$3,865	$15,289	$11,252
Interest expense	80	48	335	168
Provision for income taxes	3,616	3,099	10,537	8,112
Depreciation and amortization	431	316	1,466	1,065

EBITDA	9,255	7,328	27,627	20,597
(Benefit to)/ reduction of net sales related to product recall	(216)	(474)	(1,071)	1,096
(Benefit to)/ incremental cost of sales related to product recall	(75)	390	(628)	1,080
(Benefit to)/ incremental administrative costs related to product recall	6	171	24	171
Costs associated with acquisition Joplin Plant	135	—	546	—
Secondary offering costs	—	535	288	1,239
Stock-based compensation	(195)	387	465	1,064
Change in fair value of convertible preferred stock warrant liability	—	—	—	13

Adjusted EBITDA	$8,910	$8,337	$27,251	$25,260

Annie's, Inc.
Reconciliation of Adjusted Net Sales to Net Sales by Product Category
(unaudited)
(in thousands)

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2014
	As Reported	Voluntary Product Recall	As Adjusted	As Reported	Voluntary Product Recall	As Adjusted

Meals	$28,706	$(216)	$28,490	$26,198	$(474)	$25,724
Snacks	24,047	—	24,047	19,098	—	19,098
Dressings, condiments and other	7,304	—	7,304	6,796	—	6,796

	$60,057	$(216)	$59,841	$52,092	$(474)	$51,618

Annie's, Inc.
Reconciliation of Adjusted Net Sales to Net Sales by Product Category
(unaudited)
(in thousands)

	Fiscal Year Ended March 31, 2014			Fiscal Year Ended March 31, 2013
	As Reported	Voluntary Product Recall	As Adjusted	As Reported	Voluntary Product Recall	As Adjusted

Meals	$99,004	$(1,071)	$97,933	$79,006	$1,096	$80,102
Snacks	79,074	—	79,074	66,662	—	66,662
Dressings, condiments and other	26,026	—	26,026	23,804	—	23,804

	$204,104	$(1,071)	$203,033	$169,472	$1,096	$170,568

CONTACT:
Ed Aaron
510-558-7574
303-868-5551
ir@annies.com